Exhibit (k)(1)

JOINDER TO

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

JOINDER made as of April 1, 2014, among Citi Fund Services Ohio, Inc., an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219 (“Citi”), The Endowment PMF Master Fund, L.P., PMF Fund, L.P., PMF TEI Fund, L.P., PMF International Fund, LTD. and PMF TEI (Offshore) Fund, LTD. (each, a “New Fund” and a “Fund”), to that certain Amended and Restated Administration Agreement, dated as of February 1, 2009, among The Endowment Master Fund, L.P., The Endowment Registered Fund, L.P., The Endowment (Offshore) Fund, Ltd., The Endowment (Offshore QP) Fund, Ltd., The Endowment (Domestic) Fund, L.P., The Endowment (Domestic QP) Fund, L.P., The Endowment (International) Fund, Ltd., The Endowment (Exempt) Fund II, L.P., The Endowment Institutional Fund, L.P., The Endowment (Exempt QP) Fund II, L.P., The Endowment TEI Fund, L.P., The Endowment (Offshore TEI) Fund, Ltd., The Endowment Institutional Fund W, L.P., Citi, Citi Private Equity Services, Inc. (“CPES”) and Citibank, N.A., (“Citibank”) (as amended and as in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain administration, fund accounting and transfer agency services for the Funds;

WHEREAS, the parties wish to add the New Funds to the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Joinder. Effective as of the date hereof, the execution and delivery of this Joinder shall constitute the execution and delivery by the New Funds of the Agreement, and each New Fund shall be a party to the Agreement.

2.	Amendments.

(a)	A new subsections (l) is added to Section 1 as follows:

“(l) PMF Services. Notwithstanding anything in the Agreement to the contrary, neither CPES nor Citibank shall provide services to The Endowment PMF Master Fund, L.P., PMF Fund, L.P., PMF TEI Fund, L.P., PMF International Fund, LTD. and PMF TEI (Offshore) Fund, LTD. (the “New Funds”) and the only services that Citi shall provide to the New Funds shall be the Services listed in the attached Schedule C which shall become part of this Agreement.”

(b)	A new Section 7(i) is added to the Agreement as follows:

“(i) Notwithstanding anything in this Agreement to the contrary, Citi shall not be liable for any errors relating to the conversion of the New Funds, including, but not limited to any errors in adjustments derived from the calculation of the purchase price as described in the purchase offer as such issues will be settled and resolved by the Funds or errors that cause the Funds to have to execute additional custody transfers.”

(c)	The following is added to the end of Schedule B:

“FEES FOR THE NEW FUNDS

The New Funds shall pay the following fees to Citi as compensation for the Services rendered to the New Funds hereunder. All fees shall be aggregated and paid monthly.

Base Annual Fee
On incremental net assets of:	Basis points
$0 - $2 billion	6.0
>$2 billion - $5 billion	5.0
>$5 billion - $15 billion	2.0
>$15 billion	1.25
$19.50

Additional annual fee per investor (over 100 investors per Fund)

All fees listed above are listed at annual rates and represent aggregate fees to cover services for all Funds unless otherwise noted, and are billed monthly. Each Fund will be charged a portion of aggregate fees as the parties agree from time to time.

The Base Annual Fee set forth above shall be computed based on the aggregate Net Asset Value of all Funds computed as of the last day of each month, provided that any portion of a Fund’s Net Asset Value invested in another Fund shall be deducted from the investing Fund’s Net Asset Value before such aggregation to prevent double counting of assets in calculating the Annual Fee. Each Fund shall be charged its pro rata share of such fee based on the ratio of its Net Asset Value to the aggregate Net Asset Value of all Funds, provided fees on assets invested by one Fund in another Fund may be apportioned between the relevant Funds as the relevant Funds determine.

Investors are determined at the individual Fund level, and investors in more than one Fund will be counted separately in each Fund.

Citi will be proposing new fees, including an Event Fee based on Citi’s final work effort. Should Citi and the New Funds be unable to agree on new fees within thirty days of Citi presenting such fees to New Funds, then Citi may terminate this Agreement upon one hundred twenty days’ notice.

2.	Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Citi shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

A. Reimbursement of Expenses. The New Funds shall reimburse Citi for its out-of-pocket expenses reasonably incurred in providing Services, including, but not limited to:

(i)	All freight and other delivery and bonding charges incurred by Citi in delivering materials to and from the New Funds and in delivering all materials to investors;

(ii)	All direct telephone, telephone transmission, and telecopy or other electronic transmission and remote system access expenses incurred by Citi in communication with the New Funds or the New Funds’ Adviser or custodian, dealers, or others as required for Citi to perform the Services;

(iii)	The cost of obtaining security and issuer information;

(iv)	The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;

(v)	Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Citi for the performance of the services to be provided hereunder, including print production charges incurred;

(vi)	All copy charges;

(vii)	Any expenses Citi shall incur at the written direction of the New Funds or a duly authorized officer of the New Funds;

(viii)	All systems-related expenses associated with the provision of special reports;

(ix)	NSCC charges and Depository Trust & Clearing Corporation charges

(x)	The cost of tax data services;

(xi)	Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and

(xii)	Any additional expenses reasonably incurred by Citi in the performance of its duties and obligations under this Agreement.

B. Miscellaneous Service Fees and Charges. In addition to the amounts set forth above, Citi shall be entitled to receive the following amounts from the New Funds:

(i)	A fee for managing and overseeing the report, print and mail functions performed by Citi’s third-party vendors, not to exceed $.04 per page for statements and $.03 per page for confirmations; fees for pre-approved programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour;

(ii)	System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the New Fund(s), and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

(iii)	Fees for development of custom interfaces pre-approved by the New Funds, billed at the rate of $150 per hour;

(iv)	Ad hoc reporting fees pre-approved by the New Funds, billed at the rate of $150 per hour;

(v)	Expenses associated with the tracking of “as-of trades”, billed at the rate of $50 per hour, as approved by the New Funds;

(vi)	Charges for the pricing information obtained from third party vendors for use in pricing the securities and other investments of the Fund’s portfolio;

(vii)	Expenses associated with Citi’s anti-fraud procedures as it pertains to new account review;

(viii)	The New Funds’ portion of SAS 70 (or any similar report) expenses, to the extent applicable;

(ix)	Check and payment processing fees;

(x)	Costs of rating agency services; and

(xi)	In the event that Citi is requested or authorized by the New Funds or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to services provided by Citi to the New Funds, the New Funds will, so long as Citi is not the subject of the investigation or proceeding in which the information is sought, pay Citi for its professional time (at its standard billing rates) and reimburse Citi for its out-of-pocket expenses (including reasonable attorneys fees) incurred in responding to such requests or requirements.

3.	Annual Fee Increase:

Commencing on the one-year anniversary of the date of this Joinder and annually thereafter, Citi may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the greater of: (a) the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published, and (b) 5%.”

3.	Representations and Warranties.

Each party represents that it has full power and authority to enter into and perform this Joinder.

4.	Miscellaneous.

(a) This Joinder supplements and amends the Agreement. The provisions set forth in this Joinder supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Joinder.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Joinder. Except as provided in this Joinder, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Joinder shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Joinder are included for convenience only and are not to be used to construe or interpret this Joinder.

(d) This Joinder may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to be duly executed all as of the day and year first above written.

PMF Fund, L.P.		PMF TEI Fund, L.P.

By:	/s/ John E. Price	By:	/s/ John E. Price
Name:	John E. Price	Name:	John E. Price
Title:	Chief Financial Officer	Title:	Chief Financial Officer

PMF International Fund, LTD.		PMF TEI (Offshore) Fund, LTD.

By:	/s/ John E. Price	By:	/s/ John E. Price
Name:	John E. Price	Name:	John E. Price
Title:	Chief Financial Officer	Title:	Chief Financial Officer

The Endowment PMF Master Fund, L.P.		Citi Fund Services Ohio, Inc.

By:	/s/ John E. Price	By:	/s/ Jay R. Martin
Name:	John E. Price	Name:
Title:	Chief Financial Officer	Title:

SCHEDULE C

I.	Services

(a)	Maintenance of Books and Records. Citi will keep and maintain the following books and records pursuant to Rule 31a-1 (the “Rule”) under the 1940 Act:

(1)	Journals containing an itemized monthly record in detail of all purchases and sales of securities (including Investments), all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

(2)	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

(3)	Separate ledger accounts required by subsections (b)(2)(ii) and (iii) of the Rule; and

(4)	A monthly trial balance of all ledger accounts (except investor accounts) as required by subsection (b)(8) of the Rule.

(b)	Fund Accounting and Financial Administration. In addition to the maintenance of the books and records specified above, Citi shall perform the following accounting services (monthly, unless expressly provided otherwise) and administrative services:

(1)	Calculate the net asset value of the Fund (“Net Asset Value”) and each share or partnership interest, as applicable, (in either case, “Interests”) all in accordance with the Fund’s valuation policy and procedures (the “Valuation Policy”), the Fund’s Agreement of Limited Partnership, Memorandum and Articles of Association, or other applicable governing documents (“Governing Documents”), and Offering Documents; allocate profit and loss to investor accounts, if applicable;

(2)	Verify and reconcile with the Fund’s custodian and Adviser(s) cash balances, Investments and trade activity;

(3)	Compute as appropriate, each Fund’s net income (loss) and capital gains (losses), and monthly return as mutually agreed;

(4)	Calculate all contractual expenses of the Fund, including calculation of management fees, expense waivers/reimbursements, servicing fees and Adviser fees, amortization of organizational expenses, all in accordance with instructions from authorized officers of the Fund or other persons authorized by the Fund;

(5)	Post Fund transactions to appropriate general ledger categories;

(6)	Accrue Fund expenses in accordance with budgets or as otherwise directed by authorized officers of the Fund or other persons authorized by the Fund;

(7)	Post investor activity and reconcile monthly balances;

(8)	Monitor and report to the Fund and its custodian the outstanding receivables and payables for all (A) trades in Investments, (B) transactions in Interests, and (C) income and expense accounts;

(9)	Determine unrealized appreciation and depreciation on securities held (including Investments) and account for the amortization of premiums or discounts;

(10)	Update fund accounting system to reflect rate changes, as received from Bloomberg and other pricing sources, including the Adviser, on variable interest rate instruments; and

(11)	Identify and research corporate actions based on information received from any Investment or publicly-distributed information and update fund accounting system to reflect any such actions, including stock splits and reorganizations.

(12)	After approval by the Adviser of Net Asset Value calculations, distribute Net Asset Values and other performance information as mutually agreed;

(13)	Provide monthly a hard copy of the pre-programmed reports for unaudited financial statements described below, upon request of the New Funds. The unaudited financial statements will include the following items:

(i)	Unaudited Statement of Assets and Liabilities,

(ii)	Unaudited Statement of Operations, and

(iii)	Unaudited Statement of Changes in Net Assets.

Any modifications requested to the above pre-programmed reports will require additional programming at an additional cost to be mutually agreed;

(14)	Prepare and provide accounting information, as applicable, for registration statements on Form N-2, reports to investors, and other filings related to Interests, and examinations by the SEC or other regulators;

(15)	In connection with the annual audit and tax filings performed by the Fund’s auditor and tax accountant, provide the auditor and tax accountant with access to the Fund’s books and records and provide the following pre-programmed reports:

(A)	Tax extract for each entity in the Fund;

(B)	Working trial balances showing all adjusting entries reconciling to the audited financial statements;

(C)	audited financial statements;

(D)	lists of transfers between funds; and

(E)	interest, dividend and gain/loss detail.

(16)	Any modifications requested to the above pre-programmed reports will require additional programming at an additional cost to be mutually agreed;

(17)

Coordinate and prepare, with the assistance of the Adviser and officers, drafts of communications to investors, including the annual report of the Fund; prepare the drafts of the semi-annual report for the Fund, and, if the Fund is registered under the 1940 Act, file the certified final versions thereof Form N-CSR; prepare and file the Fund’s Form N-SAR and Form N-Q;

(18)	Prepare financial materials for Board books, if requested;

(19)	Assist with regulatory audits and examinations of the Fund, including providing accounting reports of the Fund for such audits and examinations; and

(20)	Process disbursements for the Fund, subject to written authorization from both the Fund and Citi in accordance with the established procedures of the Fund for the payment of Fund expenses.

(c)	Transfer Agent/Investor Services. Citi shall also maintain accounts of investors on its investor record-keeping systems, and provide the following investor services in connection therewith:

(1)	Maintain the register of investors; process purchases, compulsory repurchases, and transfers of Interests; maintain investor records, including account documentation files, establish account relationship linking/grouping, record investor account information changes, and balance monthly or quarterly transaction activity;

(2)	Maintain investor information files, and microfiche and/or image all subscription applications and source documentation;

(3)	Complete cash settlement between the Fund, its custodian, and investors, and reconcile the Fund’s bank accounts;

(4)	Except as otherwise agreed upon with the Fund, prepare and issue quarterly account statements to investors and make available investor account activity reports; upon investor request, prepare duplicate account statements (special order account statements available for mutually agreed upon fees and mutually agreed upon timelines);

(5)	Provide mailing labels for distribution of financial and tax reports, Offering Documents, proxy statements, or marketing material to current investors;

(6)	Review all incoming investor documentation to verify receipt of all information and documentation required by Citi in the performance of its services and obligations hereunder;

(7)	To the extent information is made available to Citi, upon opening new accounts and periodically thereafter as reasonably directed by the Fund, verify investor identity and check investor names against the lists of persons subject to economic and trade sanctions published by the U.S. Department of the Treasury, Office of Foreign Assets Control and Financial Crimes Enforcement Network, in each case as required by applicable U.S. laws and regulations;

(8)	Place holds on transactions in investor accounts or freeze assets in investor accounts, as provided by the Fund’s relevant written policies and procedures (the “AML Program”);

(9)	Create documentation to provide a basis for law enforcement authorities to trace illicit funds;

(10)	Maintain all records or other documentation created or received by Citi pursuant to its services under this Agreement related to investor accounts and transactions therein that are required to be prepared and maintained pursuant to the AML Program, and make the same available for inspection by regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Fund;

(d)	Administration, Regulatory Services and Compliance Services. Citi shall perform the following services to assist the Fund with administrative and compliance requirements:

(1)	Provide the Fund’s Board of Directors (the “Board”) with such reports regarding investment performance as it may reasonably request, but Citi shall have no responsibility for supervising the performance by any Adviser of its responsibilities;

(2)	As applicable to the Fund, prepare, subject to review by counsel to the Fund, (A) the annual update to the Fund’s registration statement on Form N-2, and (B) notices of annual or special meetings of investors, and file any of the foregoing, as well as proxy materials, with the SEC at the request of the Fund or its counsel;

(3)	Coordinate the printing and distribution of Offering Documents, supplements, proxy materials and reports to investors; coordinate the solicitation and tabulation of proxies in connection with the annual meeting of investors, if applicable;

(4)	Administer contracts on behalf of the Fund with, among others, the Adviser, distributors, custodians, and other service providers;

(5)	Assist with the layout and printing of Offering Documents and assist with and coordinate layout and printing of the Fund’s semi-annual and annual reports to investors;

(6)	Obtain and maintain, as approved by the Board, fidelity bonds and directors and officers/error and omission insurance policies for the Fund in accordance with Rules 17g-1 and 17d-1 under the 1940 Act (if applicable) at the expense of the Fund, file notices and copies thereof with the SEC as required under the 1940 Act, and prepare memoranda and other correspondence outlining the terms and conditions of such policies;

(7)	Maintain corporate records on behalf of the Fund, including, but not limited to, minute books and Governing Documents;

(8)	Assist the U.S. Funds in developing portfolio compliance procedures, and provide periodic compliance monitoring services incorporating certain of those procedures, including (as applicable), compliance with investment restrictions imposed by the 1940 Act and the Fund’s investment objective, defined investment policies, and restrictions, provided such are determinable based upon the Fund’s accounting records. In connection with the foregoing, review quarterly compliance reports that are prepared by the Adviser, if applicable. Citi will also provide the Board with quarterly results of portfolio compliance reviews. The Adviser or the general partner of the Fund (the “General Partner”) is responsible for confirming that any compliance tests are appropriate.

(9)	If a Fund is registered under the 1940 Act, Citi will provide the following service in relation to the Fund’s compliance program approved as required under Rule 38a-1 under the 1940 Act (the “Fund Compliance Program”) during the term of this Agreement: (A) assist the Chief Compliance Officer in updating the Fund Compliance Program to reflect evolving industry best practices and regulatory initiatives, (B) assist and support the Chief Compliance Officer in preparing and evaluating the results of annual reviews of the compliance policies and procedures of the Fund’s service providers, (C) support the Chief Compliance Officer’s evaluation and resolution of material compliance issues elevated to the Chief Compliance Officer, (D) assist the Chief Compliance Officer in developing standards for compliance reports to be presented to the Board by Citi and other Fund service providers, (E) assist in developing and preparing reports to the Board by the Chief Compliance Officer; (F) assist the Chief Compliance Officer in providing documentation for the Board to conduct reviews and make findings pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of the Fund’s service providers; (G) perform risk-based testing and reporting of the compliance policies and procedures of each service (other than the services set forth in this Agreement) provided to the Funds by Citi, taking into account reasonable requests from the Chief Compliance Officer to the extent practicable; (H) provide copies of any compliance policies and procedures and any amendments thereto relating to Citi as the Funds or the Chief Compliance Officer may reasonably request in connection with the Fund Compliance Program; and (I) provide information reasonably requested by the Chief Compliance Officer, or the Board in connection with the Board’s determination regarding the adequacy and effectiveness of the compliance policies and procedures of Citi.

(10)	With respect to the U.S. Funds, provide assistance and guidance to the Fund with respect to matters governed by or related to regulatory requirements and developments including monitoring regulatory and legislative developments which may affect the Fund, and assisting in strategic planning in response thereto; assisting the Fund and providing on-site personnel in responding to and providing documents for routine regulatory examinations or investigations; and coordinating with and taking instructions from counsel to the Fund in response to such routine or non-routine regulatory matters. The assistance to be provided with respect to SEC inspections includes (A) compiling data and other information in response to SEC requests for information and (B) communicating with Fund management and the Adviser to provide status updates. In addition, Citi will provide appropriate assistance with respect to audits conducted by the Fund’s independent accountants, including compiling data and other information as necessary;

(11)

With respect to U.S. Funds, manage preparation for Board meetings by (A) coordinating Board book production, preparation, and distribution, (B) subject to review and approval by the Fund and its counsel, preparing Board agendas, resolutions, minutes and a Board meeting responsibility checklist, (C) preparing the relevant sections of the Board materials required to be prepared by Citi, (D) assisting to gather and coordinate special materials related to annual contract renewals for and as directed by the Board or fund counsel, (E) attending Board meetings and recording the minutes, and (F) performing such other Board meeting functions as shall be agreed by the parties in writing;

(12)	To assist the Fund (if it is registered under the 1940 Act) in connection with its obligations under the Sarbanes-Oxley Act of 2002, Rule 30a-2 under the 1940 Act, and related laws (collectively, “Sarbanes-Oxley”), Citi will internally establish and maintain its own controls and procedures designed to ensure that information recorded, processed, summarized, or reported by Citi on behalf of the Fund and included in the Fund’s reports on Form N-CSR and any other reports required to be certified pursuant to Sarbanes-Oxley (collectively, “Reports”) is (A) recorded, processed, summarized, and reported by Citi within the time periods specified in the SEC’s rules and forms and the Fund’s disclosure and control procedures (the “Fund DCPs”), and (B) communicated to the relevant officers of the Fund who are required to certify Reports under Sarbanes-Oxley (“Certifying Officers”), in a manner consistent with the Fund DCPs.

(13)	Solely for the purpose of providing a Certifying Officer with a basis for his or her certification of any Report, Citi will (1) provide a sub-certification with respect to Citi’s services during any fiscal period in which Citi served as a financial administrator to the Fund consistent with the requirements of the certification required under Sarbanes-Oxley, and/or (2) inform the Certifying Officers of any reason why all or part of such required certification would be inaccurate. In rendering any such sub-certification, Citi may (a) limit its representations to information prepared, processed and reported by Citi, (b) rely upon and assume the accuracy of the information provided by officers (other than an officer or employee of Citi) and other authorized agents of the Fund, including all other relevant service providers of the Fund, and compliance by such officers and agents with the Fund DCPs, and (c) assume that the Fund has selected appropriate accounting policies.

(14)	Coordinate filing of the Fund’s voting records (as approved by the Adviser) on Form N-PX, if applicable;

(15)	With respect to U.S. Funds, prepare and file or arrange for filing amendments to the Fund’s Governing Documents as requested; and

(16)	Prepare, subject to review by counsel to the Fund, tender offer materials and any amendments thereto, and file such materials or amendments with the SEC in consultation with the Fund and Fund counsel.